Exhibit 99.1

HCP Completes Repricing and Extension of $1.5 Billion Credit Facility

LONG BEACH, Calif., Mar 27, 2012 (BUSINESS WIRE) — HCP (NYSE:HCP) announced that it completed an amendment to its existing $1.5 billion unsecured revolving credit facility.  HCP’s lenders reduced the pricing and extended the maturity of the facility one additional year to March 2016.  Based on HCP’s current credit ratings, the amended facility bears interest annually at LIBOR plus 107.5 basis points and has a facility fee of 17.5 basis points that in the aggregate represent a 55 basis point reduction to the Company’s funded interest cost.  Other terms of the facility were substantially unchanged, including a one-year extension option at the Company’s discretion, and the ability to increase the commitments by an aggregate amount of up to $500 million, subject to customary conditions.

About HCP

HCP, Inc. (NYSE:HCP) is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.  For more information regarding HCP, visit the Company’s website at http://www.hcpi.com.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions.  Some of these risks, and other risks are described from time to time in HCP’s Securities and Exchange Commission filings.

SOURCE: HCP, Inc.

HCP, Inc.

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309